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Exhibit 99.1

UGC Announces Successful Completion of VTR Refinancing

        DENVER, May 30 /PRNewswire-FirstCall/—UnitedGlobalCom, Inc. (UGC or the Company) (Nasdaq: UCOMA) today announced that its wholly owned subsidiary, VTR GlobalCom S.A. (VTR), successfully completed the refinancing of its Senior Secured Credit Facility (the Facility). Highlights of the refinancing include an extension of the final maturity for approximately 3.5 years to December 31, 2006 as well as covenant and amortization schedules based upon VTR's business plan. In addition, VTR repaid $15 million of the Facility (funded by UGC), reducing the outstanding balance to $123 million. The interest rate on the Facility has been reduced to LIBOR plus a spread of 5.5% compared to a previous spread of 6.5%.

        As a result of the refinancing, VTR has secured a long-term solution with respect to its capital structure and further benefits from the stability provided by its low financial leverage. As calculated in VTR's March 31, 2003 quarterly compliance report for the Facility, its total debt to EBITDA ratio(1) was 2.65 to 1 which is conservative compared to industry standards. With cash and cash equivalents of approximately $20 million at that date, VTR does not anticipate the need for any additional capital contributions from UGC.

(1)
Defined in the Facility (as of March 31, 2003) as the total of all outstanding debt (excluding shareholder loans) divided by Adjusted EBITDA (defined as EBITDA excluding the monthly management fee due UGC) for the past six months times two.

About UnitedGlobalCom

        UGC is the largest international broadband communications provider of video, voice, and Internet services with operations in 20 countries. Based on the Company's consolidated operating statistics at March 31, 2003, UGC's networks reached approximately 12.5 million homes passed and 8.9 million RGUs, including over 7.4 million video subscribers, 695,600 voice subscribers, and 791,200 Internet subscribers.

        UGC's major operating subsidiaries include UPC, a leading pan-European broadband communications company; VTR GlobalCom, the largest broadband communications provider in Chile; and Austar United Communications, a leading pay-TV provider in Australia.

        NOTE: Except for historical information contained herein, this news release contains forward-looking statements which involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the acceptance and continued use by subscribers and potential subscribers of UGC's services, changes in technology, competition, UGC's ability to raise capital and control expenses, as well as other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission.

        Materials filed with the SEC will be available electronically without charge at an Internet site maintained by the SEC. The address of that site is http://www.sec.gov. Documents filed with the SEC may be obtained from UGC by directing a request to Richard Abbott, Vice President of Finance, UnitedGlobalCom, Inc., 4643 S. Ulster Street, Suite 1300, Denver, CO 80237.

        Please visit our web site at www.unitedglobal.com for further information about our company.

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UGC Announces Successful Completion of VTR Refinancing